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                                                       EXHIBIT 23.3


                      CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in the Prospectus constituting part of this Amendment No. 1 to Registration Statement on Form S-3 of our report dated February 8, 1999 on our audit of the consolidated financial statements of Defense Systems Columbia S.A. We also consent to the incorporation by reference in the Prospectus constituting part of the registration statement on Form S-3 (No. 333-75053), the registration statement (No. 333-38765) on Form S-3, the registration statement (No. 333-38759) on Form S-4 and the registration statement (No. 333-71063) on Form S-8 of our report dated February 8, 1999, on our audit of Defense Systems Columbia S.A., as of December 31, 1998 and for the year then ended. We also consent to the reference to our firm under the caption "Experts".



                                                   Deloitte & Touche

Santa fe de Bogota, Columbia
April 14, 1999